Exhibit 10.1

September 4, 2018

Mr. Peter Campbell

c/o Mimecast North America, Inc.

191 Spring Street

Lexington, MA 02421

Re: Separation Agreement

Dear Peter:

This letter follows our recent discussions regarding your desire to resign from employment with Mimecast North America, Inc. (the “Company”), which includes for this purpose your position as Chief Financial Officer of the Company’s parent company, Mimecast Limited (the “Parent Company”). We appreciate your contributions and would like to work with you to make this transition as smooth as possible for both you and the Company. With that in mind, this letter (the “Separation Agreement”) proposes an amicable arrangement under which you would remain actively employed by the Company during a transition period and, if successfully completed, you will receive enhanced equity treatment at the end of your employment relationship. If you agree, this Separation Agreement will become a binding agreement between you and the Company as of the Effective Date (as defined below).

The separation date shall be March 31, 2019, unless your employment ends on an earlier date in accordance with this Separation Agreement. For purposes of this Separation Agreement, the actual last day of your employment shall be referred to as the “Separation Date” and the time period between the date of this letter and the Separation Date shall be referred to as the “Transition Period.”

With those understandings, the Separation Agreement between you and the Company is as follows:

1. Resignations

You acknowledge and agree that you are resigning your employment from the Company and that your resignation is not a termination event that entitles you to severance benefits under the terms of your June 12, 2015 Employment Agreement with the Company, as amended on July 23, 2018 (the “Employment Agreement”), or otherwise. In connection with the ending of your employment, you hereby resign from all officer, director and manager positions you hold with the Company, its direct or indirect subsidiaries or controlled entities, and the Parent Company, and any of its direct or indirect subsidiaries or controlled entities, effective on the Separation Date. You agree to execute any documents reasonably requested by the Company or the Parent Company in order to effectuate your resignations.

2. Transition Period

(a) Duties. During the Transition Period, you shall continue to work and provide services to the Company and the Parent Company as the Chief Financial Officer on a full-time basis, unless otherwise directed by the Company’s Chief Executive Officer and the Parent Company’s Board of Directors. You agree to work cooperatively and productively with the Company during the Transition Period, and acknowledge and agree that your title, duties, reporting responsibilities, and/or level of responsibilities may be altered or diminished during the Transition Period at the discretion of the Company and any such changes will not be a breach of the Employment Agreement. You agree to assist with the transition of Chief Financial Officer responsibilities through the Separation Date, including to a new chief financial officer, if applicable. In addition, following the Separation Date, you agree to make yourself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company and the Parent Company, and their affiliates or subsidiaries, that may be within your knowledge, and you further agree to provide truthful information to the Company and the Parent Company, and their affiliates or subsidiaries, or any of their representatives, in each case, as reasonably requested with respect to pending and future litigation, arbitrations, dispute resolutions, investigations or requests for information. You shall be reimbursed for your reasonable out-of-pocket expenses incurred as a result of such cooperation.

(b) Compensation and Benefits. During the Transition Period, you shall continue to be paid your current base salary and any executive incentive bonus, if earned, and you will be eligible for employee benefits (including health benefits and reimbursement of authorized business expenses), subject to the terms of the applicable plan documents and generally applicable Company policies. You acknowledge that you will not eligible to receive any annual executive equity awards that would normally be approved by the Compensation Committee of the Board of Directors of the Parent Company in February or March of 2019.

(c) Election to End Transition Period Early. The Transition Period will end on March 31, 2019, unless, on an earlier date either: (i) you elect to resign (in which case the provisions of Section 5(e) of the Employment Agreement shall not apply), (ii) the Company elects to terminate the employment relationship, with or without “Cause” (as defined in the Employment Agreement) on an earlier date; or (iii) your employment ends due to your death or “Disability”(as defined in the Employment Agreement). If the Company elects to terminate the employment relationship prior to March 31, 2019, Sections 5 and 6 of the Employment Agreement, as amended, shall apply. In addition, if the Company elects to terminate your employment prior to March 31, 2019 other than for Cause or Disability (each as defined above), then you shall be entitled to the Accelerated Vesting and Extended Exercise Period (as defined in Section 3 below) in addition to the Severance (as defined in the Employment Agreement) you may be entitled to under Section 5(d) of the Employment Agreement. For avoidance of doubt, by signing this agreement you are: (i) forfeiting any right you may have had to notice pay or severance in lieu of notice pay in the event of your resignation for any reason under Section 5(e) of the Employment Agreement or otherwise, and (ii) you acknowledge and agree that, if you resign prior to March 31, 2019 for any reason, you will receive your pay and benefits and you will continue to vest in your outstanding stock options and other stock-based awards, in each case through the last day of your employment, but you will not be entitled to any other payments, benefits or the enhanced equity rights set forth in this Separation Agreement.

3. Equity Vesting, Acceleration and Extended Exercise Period

During the Transition Period, you shall continue to vest in all of your stock options and any other stock-based awards, subject to the terms of any and all applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such stock options and other stock-based awards and the provisions of the Employment Agreement related to acceleration of vesting in the event of a Sale Event (as defined in the Employment Agreement) (collectively, the “Equity Documents”); provided that, if you (a) enter into and comply with this Separation Agreement, (b) work cooperatively and productively with the Company during the Transition Period, (c) remain continuously employed until March 31, 2019 (unless terminated by the Company prior to that date other than for Cause or Disability), and (d) enter into and do not revoke a release of claims in the form attached as Exhibit A (the “General Release”) (collectively the “Enhanced Equity Conditions”), then (i) the portion of your stock options and other stock-based awards that would have vested through March 31, 2020 shall accelerate and vest on the Separation Date (the “Accelerated Vesting”) and (ii) the Company agrees to extend the period in which you shall have the right to exercise the vested portion of all outstanding stock options such that you shall have the right to exercise the vested portion of such stock options for a period of 180 days following the Separation Date or until the expiration of the option, if earlier (the “Extended Exercise Period”) (though you understand that any stock option subject to this Extended Exercise Period shall cease to be treated for tax purposes as an incentive stock option).

For the avoidance of doubt, however, in the event that you do not satisfy the Enhanced Equity Conditions or do not qualify for Accelerated Vesting and the Extended Exercise Period under this Section 3 or Section 2(c), all of your unvested stock options and other stock-based awards shall immediately cease to continue vesting as of the Separation Date, and your exercise period shall be as set forth in the Equity Documents. At all times, your stock options and any other stock-based awards shall remain subject to the terms of the Equity Documents, as modified by this Section 3 and Section 2(c).

4. Continuing Obligations

You acknowledge your continuing obligations under the Employment Agreement, which, among other things, prohibit disclosure of any confidential or proprietary information of the Company. A copy of the Employment Agreement is attached hereto as Exhibit B, and its terms are incorporated by reference as material terms of this Separation Agreement except as otherwise excluded herein.

5. Return of Company Property

You must return to the Company on or before the Separation Date (and in any event promptly upon request by the Company) all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective) (collectively, “Company Property”). After returning all such Company Property to the Company, you must delete and finally purge any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any Company Property, you must return it to the Company immediately.

6. Release of All Claims

In consideration for, among other terms, the Accelerated Vesting and the Extended Exercise Period, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Separation Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act and Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);

•

for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Separation Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Separation Agreement. As a material inducement to the Company to enter into this Separation Agreement, you represent that you have not assigned any Claim to any third party.

7. Non-disparagement

Subject to Section 8, you agree not to make any disparaging statements concerning the Company or any of its affiliates, products, services or current or former officers, directors, shareholders, employees or agents. These non-disparagement obligations shall not apply to truthful testimony in any legal proceeding.

8. Protected Disclosures

Nothing contained in this Separation Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Separation Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Resignation Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Separation Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

9. Tax Treatment

The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Separation Agreement that it reasonably determines to be required. Payments under this Separation Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Separation Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with the terms of this Separation Agreement.

10. Other Provisions

(a) Termination of Payments. If you breach any of your obligations under this Separation Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate your at-will employment (if you are still employed), and the Company shall further have the right to recover from you any payments made to you during any time periods following the commencement of any such breach. Any such consequences of a breach by you will not affect the release or your continuing obligations under this Separation Agreement.

(b) Absence of Reliance. In signing this Separation Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c) Enforceability. If any portion or provision of this Separation Agreement (including, without limitation, any portion or provision of any section of the Employment Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Separation Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Separation Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d) Waiver; Amendment. No waiver of any provision of this Separation Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Separation Agreement, or the waiver by a party of any breach of this Separation Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Separation Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(e) Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Separation Agreement, including without limitation any claim of a violation of this Separation Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(f) Governing Law; Interpretation. This Separation Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Separation Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Separation Agreement.

(g) Entire Agreement. This Separation Agreement, along with the Employment Agreement and the Equity Documents (as modified herein), constitutes the entire agreement between you and the Company regarding the subject matter hereof and supersedes any previous agreements or understandings between you and the Company; provided that you acknowledge and accept that your resignation is not a termination event that entitles you to severance benefits or equity acceleration under the terms of the Employment Agreement.

(h) Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Separation Agreement. You understand and acknowledge that you have been given the opportunity to consider this Separation Agreement for ten (10) days from your receipt of this Separation Agreement before signing it (the “Consideration Period”). To accept this Separation Agreement, you must return a signed, unmodified original or PDF copy of this Separation Agreement so that it is received by Robert P. Nault at rnault@mimecast.com at or before the expiration of the Consideration Period. If you sign this Separation Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Separation Agreement for the entire Consideration Period. This Separation Agreement shall become effective on the date when it becomes fully executed (the “Effective Date”).

(i) Counterparts. This Separation Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows.]

Please indicate your agreement to the terms of this Separation Agreement by signing and returning to Robert P. Nault the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

MIMECAST NORTH AMERICA, INC.

By:	/s/ Peter Bauer	September 4, 2018
	Peter Bauer	Date
Chief Executive Officer

By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Separation Agreement and that you are knowingly and voluntarily entering into this Separation Agreement.

/s/ Peter Campbell	September 4, 2018
Peter Campbell	Date

Exhibit A

General Release

Background

I, PETER CAMPBELL, acknowledge that in connection with the ending of my employment with Mimecast North America, Inc. (the “Company”), I entered into a letter agreement dated September 4, 2018 (the “Separation Agreement”). I understand that this is the General Release referenced in the Separation Agreement. I further understand that I may not sign this General Release until on or after the Separation Date (as defined in the Separation Agreement) but that I must return it to the Company on or before the expiration of the Consideration Period (as defined below).

Release and Related Terms

1. I acknowledge that the Company has paid me all salary, vacation pay, and all other earned compensation (other than the Accelerated Vesting and Extended Exercise Period under to the Separation Agreement) through the last day of my employment.

2. I understand that, regardless of whether I sign this General Release, the Separation Agreement shall remain in full force and effect, except that by not signing I will not have satisfied one of the conditions to receive the Accelerated Vesting and Extended Exercise Period provided in Sections 2(c) and 3 of the Separation Agreement.

3. I voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees until and through the date I sign this General Release. This release includes, without limitation, all Claims: relating to my employment by and termination of employment with the Company; of wrongful discharge; of breach of contract; of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 or Massachusetts General Laws ch. 151B); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, including without limitation Claims pursuant to the Massachusetts Wage Act, stock, stock options, units, profit interests, vacation pay or any other compensation, benefits or equity interest, for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; and for reinstatement of employment. I represent that I have not filed any Claim against the Releasees in any forum. Notwithstanding the foregoing, this general release does not release my rights under the Separation Agreement.

4. I acknowledge that I received this General Release along with the Separation Agreement and that I have been given the opportunity to consider this General Release for twenty-one (21) days before signing it (the “Consideration Period”). I also acknowledge that the Company advises me to consult with an attorney before signing this General Release and that I have been given ample opportunity to do so. I understand that, to accept this General Release, I must return a signed original of this General Release so that it is received by Robert P. Nault at rnault@mimecast.com (with a copy to legal@mimecast.com) at or before the expiration of the Consideration Period. I understand that for the period of seven (7) days from the date when I sign this General Release (the “Revocation Period”), I have the right to revoke this General Release by notice to Robert P. Nault at rnault@mimecast.com (with a copy to legal@mimecast.com). For such a revocation to be effective, it must be delivered so that it is received by Robert P. Nault at or before the expiration of the Revocation Period. This General Release shall not become effective or enforceable during the Revocation Period. This General Release shall become effective on the first business day following the expiration of the revocation period (the “Effective Date of General Release”).

I HAVE READ THIS GENERAL RELEASE THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS GENERAL RELEASE IS A LEGAL DOCUMENT.

Peter Campbell	Date

2

Exhibit B

Employment Agreement

EMPLOYMENT AGREEMENT

This Agreement is made and entered into by and between Mimecast North America, Inc. (the “Company”), a Delaware corporation with its principal place of business at Waltham, Massachusetts, and Peter Campbell (the “Executive”) as of June 12, 2015 (the “Effective Date”).

WHEREAS, the Executive has served as the Chief Financial Officer of the Company’s parent, Mimecast Limited, a company organized under the laws of England and Wales (the “Parent”), and of the subsidiaries of the Parent (collectively with the Parent and the Company, the “Group,” and each of them a “Group Member”) pursuant to a Service Agreement between the Parent and the Executive dated as of December 22, 2009 (the “Service Agreement”); and

WHEREAS, the Executive and the Company wish to memorialize their agreement that the Executive shall continue to serve as the Chief Financial Officer of the Group but shall be employed by the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Executive and the Company hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2. Term. Subject to earlier termination as hereinafter provided, the Executive’s employment shall commence on the Effective Date on an “at will” employment basis, and shall continue until terminated pursuant to Section 5 hereof (the “Term”).

3. Capacity and Performance.

(a) During the Term, the Executive shall serve as the Chief Financial Officer of the Group. The Executive shall report to the Board of Directors of the Parent (the “Board”). In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Group Members if so elected or appointed from time to time.

(b) During the Term, the Executive shall be employed by the Company on a full-time basis, shall work primarily from the Company’s offices in Massachusetts and shall perform the duties and responsibilities of his position and such other duties and responsibilities on behalf of the Group as reasonably may be designated from time to time by the Board. During the Term, the Executive shall undertake such business, travel, both domestic and international, as is necessary for the proper performance of his duties to the Group.

(c) During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and the Group and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term of this Agreement, except as may be expressly approved in advance by the Board in writing.

(d) During the Term, the Executive shall:

(i) Not take any action that would harm the reputation of any Group Member;

(ii) Report to the Board his own material wrongdoing and any material wrongdoing or proposed material wrongdoing of any employee or director of any Group Member (whether alone or in concert with any other employee);

(iii) Report to the Board:

(A) the plans of any other senior employee of any Group Member to leave his or her employment;

(B) the plans of any other senior employee of any other Group Member to compete with the business of the Group or of any Group Member; or

(C) the misuse by any employee of any Group Member of any Confidential Information or any Intellectual Property;

(iv) Ensure that he meets the requirements of any regulatory body or any other entity whose consent or approval is required to enable him to undertake any of his duties hereunder; and

(v) When requested to do so, fully and promptly give the Board such explanations, information and assistance as it may require relating to the transactions and affairs of any Group Member of which the Executive shall have knowledge or of which the Executive ought to have knowledge.

4. Compensation and Benefits. As compensation for all services performed by the Executive during the Term and subject to the Executive’s performance of his duties and obligations to the Company and the Group, pursuant to this Agreement or otherwise, the Company shall provide the Executive with the following compensation and benefits:

(a) Base Salary. The Company shall pay the Executive a base salary at the rate of Two Hundred and Eighty -Five Thousand Dollars ($285,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives (such base salary, as from time to time adjusted, the “Base Salary”). The Base Salary shall be reviewed not less than once in each calendar year and shall be subject to adjustment by the Board, acting in its sole discretion.

(b) Incentive and Bonus Compensation. The Executive shall be eligible to be considered for a bonus annually during the Term. The amount of the bonus shall be fifty percent (50%) of Base Salary, based on its assessment, in its discretion, of the Executive’s performance and that of the Company against appropriate and reasonably obtainable goals established annually by the Compensation Committee of the Board after consultation with the Executive (the “Bonus”). Any Bonus paid to the Executive shall be in addition to the Base Salary. Any Bonus due to the Executive hereunder will be payable not later than two and one-half months following the close of the fiscal year for which the Bonus was earned or as soon as administratively practicable in accordance with Section 7 of the Agreement.

(c) Vacations. During the Term, the Executive shall be entitled to earn vacation at the rate of twenty-five (25) days per year. The vacation year shall be from April 1 to March 31. Up to fifteen (15) days’ earned but unused vacation may be carried forward from one vacation year to the following vacation year, provided that such carried forward vacation must be used by September 30 of such following vacation year. The Executive may take vacation at the discretion of the Board, and not more than two weeks may be taken at any one time without the prior written consent of the Board, which shall not be unreasonably withheld. Upon termination of employment, the Executive shall be entitled to receive payment for the number of days of vacation earned but not used (including any days carried over from the prior vacation year). Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d) Other Benefits. During the Term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for employees of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(e) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time. Reimbursement to the Executive for expenses eligible for reimbursement shall be paid to the Executive not later than thirty (30) days following the presentation of the required substantiation and documentation.

5. Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate prior to the expiration of the Term under the following circumstances:

(a) Death. In the event of the Executive’s death during the Term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) any pro-rata Bonus earned but not paid during the final payroll period of the Executive’s employment through the date of termination; (iii) pay for any vacation time earned but not used through the date of termination, and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination, that such expenses are reimbursable under Company policy and that any such expenses subject to the last sentence of Section 4(e) shall be paid not later than the deadline specified therein (all of the foregoing, “Final Compensation”). Any Base Salary, pro-rata Bonus and accrued vacation payable to the Executive shall be payable on the next regular Company payroll date following the Executive’s death. The Company shall have no further obligation to the Executive hereunder.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon one hundred twenty (120) days’ notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. Upon the termination of the Executive’s employment as a result of disability, the Company shall have no further obligation to the Executive, other than for Final Compensation, which shall be paid to the Executive in accordance with Section 5(a).

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability or during the notice period provided in Section 5(b)(i). Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan of the Company or until the termination of his employment, whichever shall first occur.

(iii) While receiving disability income payments under any disability income plan of the Company, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of his employment.

(iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon four (4) months written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) The Executive’s significant failure to perform (other than by reason of disability), or material negligence in the performance of, his duties and responsibilities to any Group Member that, if susceptible of cure, is not cured within thirty (30) days following notice of such failure from the Board;

(ii) Material breach by the Executive of any provision of this Agreement or any other agreement with any Group Member that, if susceptible of cure, is not cured within ten (10) days following notice of such breach from the Board;

(iii) Other conduct by the Executive that could reasonably be expected to be harmful to the business, interests or reputation of any Group Member;

(iv) The Executive’s commission of any criminal offense or any act of dishonesty or any serious misconduct of any nature, in each case whether during the performance of his duties or otherwise, that in the opinion of the Board renders the Executive unfit to continue as an executive of the Group;

(v) The Executive’s being disqualified to take part in the management of any Group Member pursuant to applicable law;

(vi) The Executive’s due to his failure to meet the requirements of, or his breach of the rules of, any regulatory body whose consent or approval is required to enable the Executive to undertake all or any of his duties; or

(vii) The Executive’s repeated failure to perform his duties to a standard satisfactory to the Board after being provided a written warning from the Board setting forth in reasonable detail the nature of such failure that, if susceptible of cure, is not cured within ten (10) days following notice of such failure from the Board.

The Executive’s employment shall terminate hereunder upon the expiration of four (4) months from the delivery of the notice of termination for Cause described in this Section 5(c) and the expiration of any applicable cure period without cure by the Executive. In the event of termination of the Executive pursuant to this Section 5(c), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary, pro-rata Bonus and Company-paid medical and dental benefits for the period so waived as part of his Final Compensation. Upon the termination of the Executive’s employment for Cause, Final Compensation shall be paid to the Executive in accordance with Section 5(a). In addition to Final Compensation and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, the Company shall continue to pay the Executive the Base Salary, pro-rata Bonus and Company-paid medical and dental benefits until the expiration of six (6) months following the date of termination (the “Severance”). Any such Severance payout shall be inclusive of any payment in lieu of notice due to Executive as provided above. Any obligation of the Company to provide the Severance is conditioned, however, on the execution and delivery to the Company by the Executive of a timely and effective release of claims in the form provided by the Company by the deadline specified therein, all of which (including the lapse of any period for revoking the Release of Claims as specified in the Release of Claims) shall have occurred no later than thirty (30)

calendar day following the date of termination (any such release submitted by such deadline, the “Release of Claims”). Subject to Section 7 below, any Severance to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company for its executives, with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) calendar days from the date the Executive’s employment terminates.

(d) By the Company Other than for Cause or Disability. The Company may terminate the Executive’s employment hereunder other than for Cause or disability at any time upon four (4) months written notice to the Executive. Upon the termination of the Executive’s employment other than for Cause or disability, the Company shall provide the Executive with his Final Compensation, which shall be paid to the Executive in accordance with Section 5(a). In the event of termination of the Executive pursuant to this Section 5(d), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary, pro-rata Bonus and Company-paid medical and dental benefits for the period so waived as part of his Final Compensation. In addition to Final Compensation and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, the Company shall continue to pay the Executive the Severance (as defined in Section 5(c) above). Any such Severance payout shall be inclusive of any payment in lieu of notice due to Executive as provided above. Any obligation of the Company to provide the Severance is conditioned, however, on the execution and delivery to the Company by the Executive of a timely and effective release of claims in the form provided by the Company by the deadline specified therein, all of which (including the lapse of any period for revoking the Release of Claims as specified in the Release of Claims) shall have occurred no later than thirty (30) calendar day following the date of termination (any such release submitted by such deadline, the “Release of Claims”). Subject to Section 7 below, any Severance to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company for its executives, with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) calendar days from the date the Executive’s employment terminates.

(e) By the Executive. The Executive may terminate his employment hereunder at any time upon one hundred twenty (120) days’ notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of the Executive pursuant to this Section 5(e), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the period so waived as part of his Final Compensation. Upon the termination of the Executive’s employment by the Executive, the Company shall have no further obligation to the Executive, other than for Final Compensation, which shall be paid to the Executive in accordance with Section 5(a).

(f) In the event the Executive’s employment with the Company is terminated for any reason, the Executive agrees to tender his resignation from the Board of Directors and any other board or officer positions held with the Company or its affiliates, effective no later than the date of termination, or at such other mutually agreeable time. Nothing in this paragraph shall limit or otherwise change the at-will nature of the Executive’s employment by the Company.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment hereunder:

(a) Payment by the Company of Final Compensation and any Severance that may be due under Section 5 shall constitute the entire obligation of the Company to the Executive hereunder.

(b) Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any payment of Severance or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8, 9 and 10 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 8, 9 and 10 hereof. The Executive recognizes that, except as expressly provided in Section 5(d), no compensation is earned after termination of employment.

7. Timing of Payments and Section 409A Compliance. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Employer at the time of Executive’s termination to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon termination set forth herein and/or under any other agreement with the Employer are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the Date of Termination or (ii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8. Confidential Information.

(a) The Executive acknowledges that the Group Members continually develop Confidential Information, that the Executive has and will continue to develop Confidential Information for the Company and other Group Members and that the Executive has and will continue to learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and other Group Members for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Group Members, any Confidential Information obtained by the Executive incident to his employment or other association with the Group Members. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 8 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Group Members.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Group Members and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Group Members. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

(c) Upon the termination of the Executive’s employment for any reason, or upon the request of the Board, the Executive shall permanently delete any Confidential Information or Document stored on any medium under the Executive’s control and disclose any and all passwords necessary or desirable to access information of any kind stored on the information systems of the Company or any other Group Member.

9. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

10. Restricted Activities.

(a) The Executive acknowledges that he is bound by certain obligations to the Parent and the other Group Members pursuant to Article 17 of the Service Agreement and that such obligations shall remain in full force and effect in accordance with their terms during his employment by the Company hereunder (the “Existing Obligations.”).

(b) In addition to the Existing Obligations, the Executive agrees that the following restrictions on his activities during and after his employment hereunder are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Group Members:

(i) During the Term, the Executive will not undertake any outside activity, whether or not competitive with the business of any Group Member that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Group Members.

(ii) During the Term and for six (6) months after his employment terminates (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with any Group Member within any geographic area in which such Group Member does business or undertake any planning for any business competitive with any Group Member. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of any Group Member as conducted or under consideration at any time during the Executive’s employment and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of any Group Member for which the Executive has provided services, as conducted or in planning during his employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive’s employment has been, a customer of any Group Member. For the purposes of this Section 10, the business of any Group Member shall include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(iii) During the Restricted Period, the Executive will not directly or indirectly (a) solicit or encourage any customer of any Group Member to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of any Group Member to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any Group Member; provided that these restrictions shall apply (1) only with respect to those Persons who are or have been a customer of such Group Member at any time within the immediately preceding twelve (12) month period or whose business has been solicited on behalf of the Company or any Group Member by any of their officers, employees or agents within said twelve (12) month period, other than by form letter, blanket mailing or published advertisement, and (2) only if the Executive has performed work for such Person, or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with any Group Member, or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

(iv) During the Restricted Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of any Group Member or seek to persuade any employee of any Group Member to discontinue employment or (b) solicit or encourage any independent contractor providing services to any Group Member to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” of any Group Member is any person who was such at any time within the preceding twelve (12) months.

11. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9 and 10 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information, trade secrets and other legitimate interests of the Group Members; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 8, 9 or 10 hereof, the damage to each affected Group Member would be irreparable. The Executive therefore agrees that each Group Member, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond and to recover its reasonable attorneys’ fees and costs incurred in securing such relief. The Executive understands that his position and/or responsibilities within the Company may change during the course of his employment. Notwithstanding those possible changes, the Executive understands and agrees that the provisions of and, in particular, Section 8, 9 and 10 hereof, shall remain in full force and effect. The Executive agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which he is in violation of the terms thereof, in order that the Group Members shall have all of the agreed-upon temporal protection recited herein. The parties further agree that, in the event that any provision of Section 8, 9 or 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Confidential Information” means any and all information of any Group Members that is not generally known by those with whom such Group Member competes or does business, or with whom such Group Member plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by any Group Members would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Group Members, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Group Members, (iv) the identity and special needs of the customers of the Group Members and (v) the people and organizations with whom the Group Members have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the any Group Member has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(b) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of any Group Member or that make use of Confidential Information or any of the equipment or facilities of any Group Member.

(c) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Group Members.

(d) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by any Group Member, together with all services provided or planned by any Group Member, during the Executive’s employment.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Group Members or in the event that the Parent or the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment except only the Existing Obligations, any provisions of the Service Agreement necessary or desirable to enforcement of the Existing Obligations, and the Executive’s rights and obligations with respect to the securities of the Parent, all of which shall remain in full force and effect in accordance with their terms.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This Agreement is made pursuant to and shall be governed by the laws of the State of Delaware, without regard to its rules regarding conflict of laws. The parties each irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the Effective Date first above written.

THE EXECUTIVE:	THE COMPANY

By:
	Title:	General Counsel

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) is entered into by and between Mimecast North America, Inc. (the “Company”), a Delaware corporation with its principal place of business at Lexington, Massachusetts, and Peter Campbell (the “Executive”) as of July 23, 2018.

WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of June 12, 2015 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Amendment, the Executive and the Company hereby agree:

1.	Section 5(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) The Executive’s significant failure to perform (other than by reason of disability), or material negligence in the performance of, his duties and responsibilities to any Group Member that, if susceptible of cure, is not cured within thirty (30) days following notice of such failure from the Board;

(ii) Material breach by the Executive of any provision of this Agreement or any other agreement with any Group Member that, if susceptible of cure, is not cured within ten (10) days following notice of such breach from the Board;

(iii) Other conduct by the Executive that could reasonably be expected to be harmful to the business, interests or reputation of any Group Member;

(iv) The Executive’s commission of any criminal offense or any act of dishonesty or any serious misconduct of any nature, in each case whether during the performance of his duties or otherwise, that in the opinion of the Board renders the Executive unfit to continue as an executive of the Group;

(v) The Executive’s being disqualified to take part in the management of any Group Member pursuant to applicable law;

(vi) The Executive’s failure to meet the requirements of, or his breach of the rules of, any regulatory body whose consent or approval is required to enable the Executive to undertake all or any of his duties; or

(vii) The Executive’s repeated failure to perform his duties to a standard satisfactory to the Board after being provided a written warning from the Board setting forth in reasonable detail the nature of such failure that, if susceptible of cure, is not cured within ten (10) days following notice of such failure from the Board.

The Executive’s employment shall terminate hereunder immediately upon delivery of the notice of termination for Cause described in this Section 5(c) and the expiration of any applicable cure period without cure by the Executive. Upon the termination of the Executive’s employment for Cause, Final Compensation shall be paid to the Executive in accordance with Section 5(a) except that the Executive shall not be entitled to any pro-rata Bonus as set forth in Section 5(a)(ii).”

2.	Section 5 of the Agreement is hereby amended to add a new Section 5(g), which shall read as follows:

“(g) Equity Acceleration. In the event of a Sale Event (as defined in the Mimecast Limited 2015 Share Option and Incentive Plan), fifty percent (50%) of the unvested portion of all stock options and other stock-based awards held by the Executive that are subject to time-based vesting (the “Time-Based Equity Awards”) shall accelerate and become exercisable or nonforfeitable as of the effective time of the Sale Event. In addition, in the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason (as defined below), in either case within one (1) year following the Sale Event, subject to the execution and effectiveness of a Release of Claims by the Executive, one hundred percent (100%) of the unvested portion of all Time-Based Equity Awards held by the Executive shall accelerate and become exercisable or nonforfeitable as of the later of (i) the date of termination of the Executive’s employment or (ii) the effective date of the Release of Claims (such date, the “Accelerated Vesting Date”). Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing such Time-Based Equity Awards, any termination or forfeiture of unvested shares underlying the Time-Based Equity Awards that could vest pursuant to the foregoing and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent the Time-Based Equity Awards do not vest pursuant to this Section 5(g). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the date of termination of the Executive’s employment and the Accelerated Vesting Date. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.”

3.	Section 8 of the Agreement is hereby amended to add a new Section 8(d), which shall read as follows:

“(e) Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to any Group Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

4.	Except as so amended, the Employment Agreement is in all other respects hereby confirmed and defined terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

5.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

MIMECAST NORTH AMERICA, INC.

By:	/s/ Peter Bauer
Name:	Peter Bauer
Title:	CEO/President

EXECUTIVE

/s/ Peter Campbell
Peter Campbell

[Signature Page to the Amendment to Employment Agreement]